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                                                                    EXHIBIT 3.1A


                                 AMENDMENT TO
                   SECOND RESTATED ARTICLES OF INCORPORATION
                                      OF
                                 A.S.V., INC.



     1.    The name of the corporation is A.S.V., Inc., a Minnesota corporation.

     2. The following amendment to the Second Restated Articles of Incorporation of A.S.V., Inc. was adopted by the Board of Directors of A.S.V., Inc. at a duly called meeting held December 21, 1996, pursuant to Section 302A.402, Subdivision 3 of the Minnesota Business Corporation Act:

     RESOLVED, that Article 3, Section 1 of the Second Restated Articles of Incorporation is hereby amended in its entirety to read as follows:

           "1.  Authorized Shares.
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            The total number of shares of capital stock which the
           corporation is authorized to issue shall be 30,000,000 shares, consisting of 22,500,000 shares of common stock, par value $.01 per share ("Common Stock"), and 7,500,000 shares of preferred stock, par value $.01 per share ("Preferred Stock")."

     3. The amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remain unissued after such amendment exceeding the percentage of authorized shares that were unissued before such amendment.

     4. The document attached hereto as Exhibit A sets forth resolutions duly adopted by the members of the Board of Directors of A.S.V., Inc. at a duly called meeting held December 21, 1996, which resolutions state the manner in which the Company's share division will be effected.
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     5.    The amendment has been adopted pursuant to Chapter 302A of the
Minnesota Business Corporation Act.

           IN WITNESS WHEREOF, the undersigned, the Secretary of A.S.V., Inc., being duly authorized on behalf of A.S.V., Inc., has executed this document on this 21st day of December, 1996.


                                        /s/ Edgar Hetteen
                                        -------------------------------
                                        Edgar Hetteen
                                        Secretary